EXHIBIT 99.1

Contact:    Jessica Kersey

925-924-5689

jessica.kersey@polycom.com

POLYCOM COMPLETES ACQUISITION OF VOYANT TECHNOLOGIES

PLEASANTON, Calif. – Jan. 6, 2004 – Polycom®, Inc. (NASDAQ: PLCM), the world’s leader in video and voice conferencing, conference bridges, and integrated web collaboration solutions, announced today the completion of its acquisition of Voyant® Technologies, Inc., a leading provider of voice conferencing and collaboration network solutions. The acquisition was closed effective Jan. 5, 2004, following the completion of certain closing conditions.

Under the terms of the acquisition, originally announced Nov. 21, 2003, Polycom acquired all of the outstanding shares and vested options of Voyant in exchange for $109.3 million in cash consideration, or $91.9 million, net of the Voyant cash which was available at closing. An additional $35 million may be payable in cash or Polycom stock, at Polycom’s discretion, over a two year period based on the successful completion of certain financial milestones relating to the sale of Voyant products. Unvested Voyant options were converted into 1.35 million Polycom options upon the closing of the transaction.

Bill Ernstrom, Voyant’s president and CEO, will continue to lead the Voyant organization as vice president and general manager. The Voyant group will become part of Polycom’s Network Systems, and Mr. Ernstrom will report to Phil Keenan, senior vice president and general manager of Polycom’s Network Systems Division.

“We are delighted with the rapid completion of the Voyant acquisition,” said Phil Keenan. “This is a significant step in building Polycom’s core network offering and in furthering our strategic relationships with the leading service providers around the globe.”

Forward Looking Statements

This press release contains forward-looking statements about the expectations, beliefs and strategies of Polycom relating to its acquisition of Voyant Technologies, Inc. These statements reflect Polycom’s current beliefs and are based on current information available to Polycom. The ability of Polycom to achieve these objectives and expected benefits involve many risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations; the ability of Polycom to retain and motivate key employees of Voyant; the ability to manage the integration of products and operations of Voyant; the loss of key Voyant customers; and other risks that are described in Polycom’s reports filed with the Securities and Exchange Commission.

About Polycom

Polycom, Inc. is the world’s technology leader of high-quality, easy-to-use video, voice, data and web conferencing and collaboration solutions. The Polycom Office™ is our continued commitment to make distance communications as natural and interactive as being there by providing best-in-class conferencing solutions that are interoperable, integrated and intuitive to the user. The Polycom Office is based on industry standards and supported by an open architecture that promotes interoperability in multi-vendor environments and complements leading network infrastructure platforms. For additional information about Polycom, call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom website at www.polycom.com.

About Voyant

Combining its history of innovation with more than 25 years of voice expertise, Voyant Technologies, Inc. designs and delivers high quality, easy-to-use group voice communication solutions. As the market leader, Voyant’s customers can count on reliable, scalable, operationally efficient systems and services that allow people to communicate anytime, anywhere.

Polycom, the Polycom logo, and Voyant are registered trademarks and Polycom Office is a trademark of Polycom in the U.S. and various countries. ©2004, Polycom, Inc. All rights reserved.

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